UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Hercules Offshore, Inc.

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HERCULES OFFSHORE, INC.
9 Greenway Plaza, Suite 2200
Houston, Texas 77046

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 23, 2009

To the Stockholders
of Hercules Offshore, Inc.:

The annual meeting of stockholders of Hercules Offshore, Inc. will be held on April 23, 2009, at 9:00 a.m., local time, at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas for the following purposes:

1. To elect three directors to the class of directors whose term will expire at the 2012 Annual Meeting of Stockholders;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has fixed the close of business on February 27, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. For a period of ten (10) days prior to the meeting, a complete list of such stockholders will be available at our executive offices for inspection by stockholders during normal business hours for proper purposes.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to vote your shares electronically on the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

James W. Noe
Senior Vice President, General Counsel,
Chief Compliance Officer and Secretary

Houston, Texas
March 12, 2009

Proxy Statement for the
2009 Annual Meeting of Stockholders of
HERCULES OFFSHORE, INC.
To Be Held on April 23, 2009

HERCULES OFFSHORE, INC.
9 Greenway Plaza, Suite 2200
Houston, Texas 77046

PROXY STATEMENT
For 2009 Annual Meeting of Stockholders
To Be Held on April 23, 2009

GENERAL

This proxy statement is furnished to stockholders of Hercules Offshore, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on April 23, 2009, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. The mailing of the Notice of Internet Availability of Proxy Materials to stockholders will commence on or about March 13, 2009.

Proxies and Voting Instructions

If you hold shares of our common stock in your name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-454-8683, or

•	by completing, signing and dating your proxy card and mailing it in the postage-paid envelope provided.

If you hold shares of our common stock through someone else, such as a bank, broker or other nominee, you will receive voting instructions from the organization holding your account. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our corporate secretary;

•	appearing and voting in person at the annual meeting; or

•	delivering a later-dated proxy card to our corporate secretary.

Your attendance at the annual meeting in person without voting will not automatically revoke your proxy. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, and “FOR” approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 is subject to the approval of a majority of the shares of common stock voting on the matter.

Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the holder has abstained or as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not voting with respect to that matter.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no effect on the outcome of the election of directors.

With regard to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, abstentions and broker non-votes will not affect the outcome of the voting on the proposal.

VOTING SECURITIES

Our only outstanding voting securities are shares of our common stock. Only holders of record of our common stock at the close of business on February 27, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 88,441,998 shares outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share is entitled to one vote.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholders Meeting to be Held on April 23, 2009

This proxy statement and our 2008 annual report to stockholders are available at the following address on the internet: http://www.proxydocs.com/hero. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those record and beneficial owners who have previously requested that they receive electronic or paper copies of our proxy materials). All stockholders will have the ability to access our proxy materials on the website referred to above and in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Our certificate of incorporation provides for three classes of directors serving staggered three-year terms. There are three Class I directors whose terms expire at the 2009 annual meeting: Thomas N. Amonett, John T. Rynd, and Steven A. Webster. The nominating and governance committee of our board of directors has approved, and our board has unanimously nominated, each of Messrs. Amonett, Rynd and Webster for reelection as directors of Hercules Offshore to serve until the 2012 annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card in favor of the unavailable nominee, your vote will be cast for the substitute nominee designated by the board of directors.

The directors nominated for election this year will be elected by a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote. In other words, the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. All duly submitted and unrevoked proxies will be voted for the nominees selected by our board, except where authorization to do so has been withheld.

Board Recommendation

Our board recommends that stockholders vote FOR the election of its nominees for director.

Board of Directors

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2009 annual meeting, is presented below.

Nominees for Election as Class I Directors

Thomas N. Amonett, age 65, director since 2007	Mr. Amonett served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He was appointed lead independent director of TODCO in October 2004 and was appointed Chairman of TODCO in February 2005. He has been President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, since 1999. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air-conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services and manufacturing company. Mr. Amonett also serves as a director and member of the audit committee of Orion Marine Group, Inc., a marine contractor, and a director and member of the executive compensation committee and the audit committee of Bristow Group Inc., a global provider of helicopter services.

John T. Rynd, age 52, director since 2008	Mr. Rynd became Chief Executive Officer and President of Hercules Offshore in June 2008 and was appointed by the Board as a director to fill the vacancy created by the departure of Randall D. Stilley in June 2008. From July 2007 to June 2008, he was Executive Vice President and Chief Operating Officer of Hercules Offshore. From October 2005 to July 2007, he was Senior Vice President of Hercules Offshore and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President — Investor Relations from October 2000 to September 2005 and as Vice President — Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, including as Vice President — Marketing.

Steven A. Webster, age 57, director since 2005	Mr. Webster has been President and Co-Managing Partner of Avista Capital Partners LP, a partnership which he co-founded that focuses on private equity investments in energy, media, healthcare and other industries, since June 2005. From 2000 to June 2005, he served as Chairman of Global Energy Partners, an affiliate of Credit Suisse’s private equity business. From 1998 to 1999, he served as President and Chief Executive Officer of R&B Falcon Corporation, a marine contract drilling company. From 1988 to 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company Inc., a company he founded. Mr. Webster has been a financial intermediary since 1979 and an active investor since 1984 in the energy sector. He serves as Chairman of Carrizo Oil & Gas Inc., and Basic Energy Services, Inc. He is also a trust manager of Camden Property Trust and a director of Geokinetics Inc. and SEACOR Holdings Inc.

Directors Not Standing for Election

Class II Directors (Term Expiring in 2010)

Suzanne V. Baer, age 61, director since 2007	Ms. Baer served as a director of TODCO from May 2005 until TODCO’s acquisition by Hercules Offshore in July 2007. Ms. Baer served as Executive Vice President and Chief Financial Officer of Energy Partners Ltd., an independent oil and natural gas exploration and production company focused on the shallow-to-moderate depth waters of the Gulf of Mexico, from April 2000 until her retirement in April 2005. From July 1998 until March 2000, Ms. Baer was Vice President and Treasurer of Burlington Resources Inc., an independent oil and natural gas exploration and production company, and, from October 1997 to July 1998, was Vice President and Assistant Treasurer of Burlington Resources Inc. Ms. Baer also serves as a director and member of the audit committee of Lufkin Industries, Inc.

Thomas R. Bates, Jr., age 59, director since 2004	Mr. Bates has been a managing director at Lime Rock Management LP, an energy-focused private equity firm, since October 2001. From February 2000 through September 2001, Mr. Bates was a business consultant. From June 1998 through January 2000, Mr. Bates was President of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was President and Chief Executive Officer of Weatherford/Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Mr. Bates was President of Anadrill at Schlumberger Limited, an oilfield services company. Mr. Bates was Vice President of Sedco Forex at Schlumberger from February 1986 to March 1992. Mr. Bates serves on the board of directors of NATCO Group Inc., T3 Energy Services, Inc., and Reservoir Exploration Technology ASA.

Thomas M Hamilton, age 65, director since 2007	Mr. Hamilton served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP. Mr. Hamilton is also a director and member of the audit committee of FMC Technologies Inc. and is a director of Methanex Corporation and HCC Insurance Holdings Inc.

Thomas J. Madonna, age 62, director since 2005	Mr. Madonna has been Chief Financial Officer of Menil Foundation, Inc., a major art museum, since July 2007. From November 2002 until July 2007, he served as the Manager of Finance of Menil Foundation, Inc. From 1969 until December 2001, Mr. Madonna worked at PricewaterhouseCoopers LLP in a number of roles, including as Assurance Partner from 1982 until his retirement in 2001.

Thierry Pilenko, age 51, director since 2006	Mr. Pilenko has been Chairman and Chief Executive Officer of Technip, a provider of engineering, technologies and construction services for the oil, gas and petrochemical industries, since April 2007. From March 2004 to January 2007, Mr. Pilenko was Chairman and Chief Executive Officer of Veritas DGC Inc. From 2001 to March 2004, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was president of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world, beginning in 1984, in a variety of progressively more responsible operating positions.

Class III Directors (Term Expiring in 2011)

F. Gardner Parker, age 67, director since 2005	From 1970 until 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 until 1984. Mr. Parker has been Managing Outside Trust Manager with Camden Property Trust, a real estate investment trust, since 1998. He serves as a director of Carrizo Oil and Gas, Inc., Pinnacle Gas Resources, Inc. and Sharps Compliance Corp.

John T. Reynolds, age 38, director since 2004	Mr. Reynolds has served as Chairman of our Board of Directors since November 2005 and was Chairman of the Board of Managers of our private predecessor company from August 2004 to November 2005. Mr. Reynolds is co-founder and a managing director of Lime Rock Management LP, an energy-focused private equity firm. Prior to co-founding Lime Rock Management in 1998, Mr. Reynolds was a Vice President at Goldman Sachs & Co., an investment banking firm. He was a senior analyst for oil services in the investment research department at Goldman Sachs, where he worked from 1992 to 1998.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

It is the policy of our board of directors that a substantial majority of the members of our board qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market. It is also the policy of our board that all of the members of our audit committee, compensation committee, and nominating and governance committee qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market, and that all of the members of the audit committee satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 and SEC rules. Our board has determined that all of the directors and nominees for director, except Mr. Rynd, who is employed by Hercules Offshore, satisfy the independence standards of the NASDAQ Global Select Market. Our board also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Securities Exchange Act of 1934.

In determining that each such director is independent, the board considered that Hercules Offshore and its subsidiaries in the ordinary course of business sell services to, or purchase products and services from, companies in which some of the directors have a direct or indirect ownership interest, or are or have been employed as officers or serve as directors.

In determining Mr. Hamilton’s independence, our board considered Mr. Hamilton’s position as a director of HCC Insurance Holdings Inc. (“HCC”). In 2008, Hercules Offshore purchased director and officer liability insurance and rig package insurance from certain of HCC’s subsidiaries.

In determining Mr. Reynolds’ independence, our board considered his position as principal and managing director of Lime Rock Management LP (“Lime Rock”). In 2008, Hercules purchased products and services from certain of Lime Rock’s portfolio companies.

In determining Mr. Bates’ independence, our board considered his position as principal and managing director of Lime Rock. In 2008, Hercules purchased products and services from certain of Lime Rock’s portfolio companies. Our board also considered Mr. Bates’ position as a director of T3 Energy Services, Inc. In 2008, Hercules purchased services from T3 Energy Services, Inc.

In determining Mr. Parker’s independence, our board considered his position as a director of Carrizo Oil & Gas Inc. (“Carrizo”). In 2008, Hercules provided drilling services to Carrizo.

In determining Mr. Webster’s independence, our board considered his position as a director of Carrizo and of Peregrine Oil & Gas. In 2008, Hercules provided drilling services to Carrizo and to Peregrine Oil & Gas.

Hercules Offshore considers each of these business relationships to be at arms-length and in the ordinary course of business. The board determined that Messrs. Hamilton, Reynolds, Bates, Parker and Webster do not have a material direct or material indirect interest in any of such business relationships.

Board Committees and Meetings

We have a standing audit committee, compensation committee, and nominating and governance committee of the board of directors, as well as a special governance committee that will cease to exist on the third anniversary of our acquisition of TODCO. Each of these committees operates under a written charter that has been adopted by the respective committee and by our board. The charters are published under the “Corporate Governance” section of our website at www.herculesoffshore.com.

The current members of the committees, the number of meetings held by each committee in 2008 and a description of the functions performed by each committee are set forth below:

Audit Committee (8 meetings).  The current members of the audit committee are Suzanne V. Baer, Thomas J. Madonna, F. Gardner Parker (chair) and John T. Reynolds. The committee’s purpose is to assist the board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and our internal control over financial reporting. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The board of directors has determined that Mr. Parker qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. The board of directors also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee (11 meetings).  The current members of the compensation committee are Thomas R. Bates, Jr., Thomas M Hamilton (chair), F. Gardner Parker and Thierry Pilenko. The purposes of the committee are, among other things, to discharge the responsibilities of the board relating to the compensation of our Chief Executive Officer and other executive officers, to administer our equity-based compensation plans and to review and approve our objectives and elements of executive compensation.

The compensation committee annually reviews the performance of our Chief Executive Officer and makes compensation decisions for the Chief Executive Officer based on that review. The Chief Executive Officer annually reviews the performance of each of the other executive officers and, based on this review, makes recommendations to the committee with respect to their compensation. The recommendations, including with respect to salary adjustments, bonus percentages, equity awards and perquisites, are presented to the committee by our Chief Executive Officer and President, and our Senior Vice President and Chief Financial Officer. The committee can exercise its discretion in determining adjustments to the recommended salary, bonus percentages, perquisites or equity awards to the executive officers. The committee approves the elements of compensation relevant to Chief Executive Officer and executive officer compensation based on, among other information, established corporate goals and objectives, company performance targets, personal performance objectives, and the compensation paid by the company’s competitors.

In addition, the responsibilities of the compensation committee include, among other things:

•	to consider and take action on the adoption of and changes to our incentive compensation plans, equity-based compensation plans and other benefit plans;

•	to administer our compensation plans that it is assigned responsibility to administer;

•	to review the compensation and benefits of nonemployee directors and to approve, or make recommendations to the board of directors with respect to, any changes in such compensation and benefits;

•	to review and approve any equity-based plans and awards that are not subject to stockholder approval;

•	to approve employment, severance, change-of-control and retention agreements, and amendments for executive officers;

•	to make recommendations to the board of directors regarding the adoption or modification of any stock ownership guidelines applicable to executive officers and directors;

•	to administer and provide oversight of our policy regarding the timing and pricing of equity-based compensation awards;

•	to monitor compensation programs for executive officers to align executive compensation and company performance; and

•	to develop and make recommendations to the board regarding succession plans for our Chief Executive Officer and to review, based on the recommendations of the Chief Executive Officer, the succession plans for other key executive officers and members of management.

Nominating and Governance Committee (4 meetings).  The current members of the nominating and governance committee are Thomas N. Amonett, Thomas R. Bates, Jr., Thomas J. Madonna (chair) and Steven A. Webster. The purposes of the committee are, among other things, to identify and recommend individuals qualified to become board members consistent with criteria approved by the board and by the special governance committee, to assist the board in determining the composition of the board and its committees, to develop, implement and review our corporate governance guidelines, practices and procedures and to oversee a process to assess board and committee effectiveness. Until the third anniversary of the effective time of the TODCO acquisition, the nominating and governance committee will adopt and implement the director nominations and proposals and other actions taken by the special governance committee in accordance with its charter.

In assessing the qualifications of prospective nominees to our board of directors, the nominating and governance committee considers factors it deems relevant, including each nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, and willingness to devote time to the board of directors’ duties. In addition, the committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas.

The nominating and governance committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating and Governance Committee, in care of the Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. In accordance with our Policy Regarding Director Recommendations by Stockholders, which can be found under the “Corporate Governance” section of our website at www.herculesoffshore.com, the recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our common stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned;

•	the written consent of the nominee to have such nominee’s name placed in nomination at the meeting and to serve if elected; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the board of directors, executive officers, third-party search firms or other sources.

Special Governance Committee (no meetings).  The current members of the special governance committee are Thomas N. Amonett, Thomas R. Bates, Jr., Thomas J. Madonna (chair) and Steven A. Webster. The merger agreement under which we acquired TODCO contains provisions intended to maintain, for a period of three years following the effective time of the merger, a ratio on our board of directors of seven directors nominated by Hercules Offshore and three directors nominated by TODCO. Our bylaws and the charter of the special governance committee include provisions related to the composition of our board, including that ratio. The purpose of the committee is to nominate individuals to fill any vacancies on the board created by the cessation of service of any director of Hercules Offshore or TODCO, as the case may be, who was designated to be a director of our company as of the effective time of the merger and any other director who takes office thereafter who is nominated, or proposed to the committee for election or appointment, to the board by recommendation of a majority of Hercules Offshore directors or legacy TODCO directors, as the case may be.

In 2008, our board of directors held nine meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served, in each case held during the period for which he was a director. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders. All of our directors who were serving as directors at our 2008 annual meeting of stockholders attended that meeting.

Compensation Committee Interlocks and Insider Participation.  None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Corporate Governance

Corporate Governance Guidelines.  The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law. The guidelines provide a framework for governance of our company and the board, covering such matters as determining director independence; director orientation and continuing education; director responsibilities; director access to officers, management and advisors; annual evaluations of the board; and other corporate governance practices and principles. The guidelines are available on our website at www.herculesoffshore.com under the “Corporate Governance” section. In addition, the guidelines, as well as the charters of the audit committee, the compensation committee, the nominating and governance committee and the special governance committee and our Code of Business Conduct and Ethics, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Code of Business Conduct and Ethics.  All of our directors and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics. The code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law, and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the code. The code sets forth the procedures for the confidential and anonymous reporting of a violation of the code. We prohibit any form of retaliation against any employee for reporting, in good faith, suspected violations of the code. The code also sets forth procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In the event of any change or waiver, including an implicit waiver, of the code granted by us to one of our executive officers or directors, we will make disclosure of such waiver available on our website at www.herculesoffshore.com. The code is available on our website at www.herculesoffshore.com as described above.

Policy Regarding the Granting of Equity-Based Compensation Awards.  We make equity grants to our employees and directors in accordance with our Policy Regarding the Granting of Equity-Based Compensation Awards. This policy establishes guidelines and procedures for the granting of equity compensation. The policy is intended to ensure that we comply with applicable laws and regulations as well as leading governance practices with respect to the granting of equity compensation. The policy is available on our website at www.herculesoffshore.com under the “Corporate Governance” section.

Clawback Policy.  In February 2009, our board adopted a clawback policy applicable to our executive officers and directors. The clawback policy provides that, in the event that an executive officer or director of ours, while employed by us, is found to have engaged in fraud or misconduct that resulted in a material restatement of our financial statements or caused us to violate in any material respect the United States securities laws and regulations or the Foreign Corrupt Practices Act, we shall have the right to (i) reimbursement of any bonus or retainer previously paid to such executive officer or director, (ii) forfeit or cancel any unvested equity compensation award and the reimbursement of the fair market value of any vested equity compensation award, and (iii) reimbursement of any gains or profits realized from the exercise of stock options or from any other disposition of securities attributable to an award of equity compensation, in each case awarded to, paid to or realized by the executive officer or director, or vested, within the two-year period prior to such restatement or violation. In addition, the board may terminate the employment of such executive officer or demand the resignation of such director and take any other lawful actions as it deems appropriate to enforce the executive officers’ and directors’ obligations to us.

Executive Sessions.  The independent directors meet regularly in executive session without management participation before each regular non-telephonic board meeting. Currently, the director who presides at these meetings is the Chairman of the Board. If the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the independent directors.

Communication with the Independent Directors.  Stockholders and other interested parties may make their concerns known confidentially to the independent directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of our corporate secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

EXECUTIVE OFFICERS

We have presented below information about our executive officers as of March 10, 2009. Officers are appointed annually by the board of directors and serve until their successors are chosen or until their resignation or removal.

Name	Age	Position

John T. Rynd	52	Chief Executive Officer and President (1)
Lisa W. Rodriguez	48	Senior Vice President and Chief Financial Officer
James W. Noe	36	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary; Chief Executive Officer and President of Delta Towing
Terrell L. Carr	54	Vice President, Worldwide Operations
Todd A. Pellegrin	43	Vice President, Worldwide Liftboat Operations
Don P. Rodney	61	President of Hercules International Holdings, Ltd. and President of Hercules Oilfield Services Ltd.
Troy L. Carson	33	Vice President and Corporate Controller and Principal Accounting Officer

(1)	For biographical information on Mr. Rynd, see “Election of Directors — Board of Directors” beginning on page 3.

Lisa W. Rodriguez became Senior Vice President and Chief Financial Officer in March 2007. Ms. Rodriguez served as chief financial officer on an interim basis from January 2007 to March 2007. Prior to joining Hercules Offshore, Ms. Rodriguez was Senior Vice President and Chief Financial Officer of Weatherford International Ltd. from June 2002 to November 2006. Ms. Rodriguez joined Weatherford in 1996 and served in several positions, including Vice President — Accounting and Finance from February 2001 to June 2002 and Vice President — Accounting from June 2000 to February 2001.

James W. Noe has served as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since April 2007 and as Chief Executive Officer and President of our Delta Towing division since December 2008. From October 2005 to April 2007, Mr. Noe served as Vice President, General Counsel, Chief Compliance Officer and Secretary of Hercules Offshore. From July 2002 to October 2005, Mr. Noe was Corporate Counsel for BJ Services Company, a worldwide oilfield services company. He was in private legal practice from October 1997 to July 2002.

Terrell L. Carr joined Hercules Drilling Company, LLC as Vice President of Operations in January 2007. He is now Hercules Offshore’s Vice President of Worldwide Operations and is responsible for Hercules Offshore’s day to day drilling operations. From 2006 to January 2007, Mr. Carr served as Manager, Operations for the Asia Pacific Region of ENSCO International Incorporated and from 2001-2006, he served as a Rig Manager and Country Manager in various international locations for Ensco International Incorporated. Prior to joining ENSCO, from 1982 to 2001, Mr. Carr was employed by Reading & Bates Corporation (later R&B Falcon Corporation) in various key international operations and marketing roles.

Todd A. Pellegrin was appointed Vice President of Worldwide Liftboat Operations in December 2008. From June 2008 to December 2008, Mr. Pellegrin served as Vice President of International Liftboats. From July 2007 to June 2008, Mr. Pellegrin served as the Managing Director for the West Africa Region. Prior to this appointment, Mr. Pellegrin held the position of Managing Director of Hercules Offshore Nigeria from March 2006 to July 2007. Mr. Pellegrin was the Managing Director of Danos & Curole Nigeria, Ltd. from January 2004 to February 2006.

From August 1998 to December 2003, he served in several capacities for Danos & Curole, including International Business Development Representative. From February 1997 to July 1998, he was the Chief Executive Officer of South Central Planning & Development Commission in Louisiana.

Don P. Rodney has served as President of Hercules International Holdings Ltd. since December 2005 and President of Hercules Oilfield Services Ltd. since September 2006. From July 2004 to December 2005, Mr. Rodney served as Vice President, Finance of Hercules Drilling Company, LLC. From October 2003 to June 2004, Mr. Rodney was Chief Financial Officer of Hercules Offshore Corporation, which is not related to our company. From November 2002 to July 2003, he was Treasurer of TODCO, a contract drilling company. Mr. Rodney was Controller, Inland Water Division of Transocean from February 2001 until October 2002. From November 1992 until January 2001, Mr. Rodney served as Vice President, Finance for R&B Falcon Drilling USA, Inc., a marine contract drilling company, and its predecessors. From 1976 to November 1992, Mr. Rodney worked for Atlantic Pacific Marine Corp., a marine contract drilling company, in a number of positions, including as Controller from 1983 until November 1992.

Troy L. Carson was named Vice President and Corporate Controller of the Company in March 2007. Previously, Mr. Carson served in a variety of roles, including as the Assistant Corporate Controller, at Weatherford International Ltd., an international oilfield services company, from June 2002 to March 2007. In addition, he was a member of the Commercial Assurance Practice of Arthur Andersen LLP from 1997 to 2002.

SECURITY OWNERSHIP

The following table sets forth information as of March 6, 2009 with respect to the beneficial ownership of our common stock by (1) each stockholder who is known to us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below, and (3) all current executive officers and directors as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class

Bank of America Corporation(3)	6,328,337	7.2%
FMR LLC(4)	7,867,387	8.9%
Wellington Management Company LLP(5)	7,988,478	9.0%
Snow Capital Management, L.P.(6)	7,369,159	8.3%
John T. Reynolds(7)	1,603,127	1.8%
John T. Rynd	344,414	*
Lisa W. Rodriguez	189,914	*
James W. Noe	78,917	*
Terrell L. Carr	41,771	*
Todd A. Pellegrin	14,749	*
Thomas N. Amonett	21,926	*
Suzanne V. Baer	13,771	*
Thomas R. Bates, Jr.(7)	1,603,127	1.8%
Thomas M Hamilton	19,734	*
Thomas J. Madonna	33,200	*
F. Gardner Parker	14,200	*
Thierry Pilenko	6,866	*
Steven A. Webster(8)	1,786,639	2.0%
Randall D. Stilley(9)	1,217,000	1.4%
Randal R. Reed(10)	130,800	*
All current executive officers and directors as a group (16 persons)	4,310,332	4.9%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The address of each director and executive officer is 9 Greenway Plaza, Suite 2200, Houston, Texas 77046.

(2)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 6, 2009 by exercise of stock options as follows: Mr. Rynd — 132,000 shares; Ms. Rodriguez — 48,334 shares; Mr. Noe — 46,917 shares; Mr. Amonett — 7,308 shares; Mr. Hamilton — 7,308 shares; Mr. Carr — 13,334 shares; Mr. Pellegrin — 1,734 shares; Mr. Stilley — 915,000 shares; Mr. Reed — 125,000 shares; and all current executive officers and directors as a group — 337,272 shares.

(3)	Based on a Schedule 13G/A filed February 13, 2009 with the SEC by Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A., U.S. Trust Company of Delaware, BAC North America Holding Company, BANA Holding Corporation, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC, Columbia Management Advisors, LLC, and Banc of America Investment Advisors, Inc. Bank of America Corporation and NB Holdings Corporation reported shared voting power with respect to 6,008,738 shares of common stock beneficially owned and shared dispositive power with respect to 6,328,337 shares of common stock beneficially owned. The other entities reported shared and sole voting and shared dispositive power as to some or all of the shares beneficially owned. The address of each entity is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(4)	Based on a Schedule 13G/A filed March 10, 2009 with the SEC by FMR LLC and Edward C. Johnson 3d., FMR LLC reported sole voting power with respect to 22,600 shares of common stock beneficially owned, and FMR LLC and Edward C. Johnson 3d each reported sole dispositive power with respect to 7,867,387 shares of common stock beneficially owned. The address of each is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based on a Schedule 13G filed February 17, 2009 with the SEC by Wellington Management Company, LLP, Wellington Management Company, LLP reported shared voting over 5,567,737 shares and shared dispositive power with respect to 7,988,478 shares. The address for this entity is 75 State Street, Boston, Massachusetts 02109.

(6)	Based on a Schedule 13G/A filed January 20, 2009 with the SEC by Snow Capital Management, L.P. Snow Capital Management L.P. reported sole voting power with respect to 7,302,649 shares of common stock beneficially owned and sole dispositive power with respect to 7,369,159 shares of common stock beneficially owned. The address of this entity is 2100 Georgetowne Drive, Suite 400, Sewickley, Pennsylvania 15143.

(7)	Includes 1,595,127 shares held by LR Hercules Holdings, LP. LR2 GP, L.P., the general partner of LR Hercules Holdings, LP, as well as LR2 GP, LLC, which controls the general partner, may be deemed to beneficially own the shares held by LR Hercules Holdings, LP. Hercules has been informed by LR Hercules Holdings, LP that all decisions regarding investments by LR Hercules Holdings, LP are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Thomas R. Bates, Jr., Jonathan C. Farber, Mark A. McCall, John T. Reynolds and Lawrence Ross, each of whom disclaims beneficial ownership in the shares held by LR Hercules Holdings, LP. The address of LR Hercules Holdings, LP is c/o Lime Rock Management LP, 274 Riverside Avenue, Westport, Connecticut 06880.

(8)	Mr. Webster directly owns 1,138,605 shares of our common stock and is the beneficial owner of 588,767 shares of our common stock through Kestrel Capital, LP, over which Mr. Webster shares voting and investment power, 14,267 shares of our common stock as Trustee of the Steven A. Webster Defined Benefit Pension Plan, 5,000 shares of our common stock as Trustee of the Elizabeth Anne Webster Trust, and 40,000 shares of our common stock through San Felipe Resources Company, of which he and his wife are the general partners.

(9)	Mr. Stilley, our former Chief Executive Officer and President, resigned from our company effective as of June 20, 2008. The information included in the table for Mr. Stilley is based on his Section 16 reports and includes 400 shares held for the benefit of a child.

(10)	Mr. Reed, former President of our subsidiary, Hercules Liftboat Company, LLC, resigned effective as of December 15, 2008. The information included in the table for Mr. Reed is based on his Section 16 reports.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent (10%) of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2008 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent (10%) or more of a class of equity securities were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The compensation committee of the board of directors has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The committee seeks to provide total compensation paid to our executive officers that is fair, reasonable and competitive and that rewards our executive officers for furthering our strategic objectives of being a leading shallow water services provider and expanding our international presence. Generally, the types of compensation and benefits we provide to our executive officers are similar to those provided to executive officers of our peer companies, which are identified later in this compensation discussion and analysis.

In this compensation discussion and analysis, our executive officers named in the Summary Compensation Table below who are current employees are referred to as the named executive officers.

Compensation Philosophy and Objectives

The committee believes that the most effective executive compensation program is one that attracts and rewards executives for the achievement of specific annual, long-term and strategic goals of our company and that aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals. The objective of our compensation program is to enhance stockholder value by attracting and retaining executives who show exceptional leadership abilities needed by a dynamic and growing international company. The committee evaluates both performance and compensation in an effort to retain highly qualified employees in key positions and to offer competitive compensation relative to the companies with whom we compete. To that end, the committee believes the executive compensation packages we provide to our executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

Each of our Chief Executive Officer and President, our Senior Vice President, Chief Financial Officer, and our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary plays a role in our compensation process. On an annual basis, our Chief Executive Officer and President reviews the performance of each of the other named executive officers and, based on this review, makes recommendations to the committee with respect to their compensation. The Chief Executive Officer and President considers internal pay equity issues, individual performance and company performance in making his recommendations to the committee. The Senior Vice President, Chief Financial Officer and the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary provide general administrative support for the committee, such as providing legal and market updates and advice to the committee and overseeing the documentation of equity plans and awards as approved by the committee.

Establishing Executive Compensation

Consistent with our compensation objectives, the committee has structured our annual and long-term incentive-based executive compensation to encourage executives to achieve our strategic goals and reward our executives for achieving these goals. To assist it in structuring our compensation program, the committee engaged

Frederic W. Cook & Co., Inc. (“F.W. Cook”), an outside compensation consulting firm, to conduct an annual review of our total compensation program for our key employees, including the named executive officers. F.W. Cook provided the committee with relevant market data and alternatives to consider when making decisions with respect to the Chief Executive Officer’s compensation and his recommendations with respect to the compensation of the other named executive officers. Our management did not engage F.W. Cook in any other capacity for 2008 and does not direct or oversee the retention or activities of F.W. Cook with respect to our executive compensation program. The committee has not retained the services of F.W. Cook for 2009.

In making compensation decisions, the committee compares each element of total compensation against a peer group of publicly traded offshore drilling and oilfield service companies. Peer group information is considered by the committee in its business judgment and is not applied according to any formula in making compensation decisions. The committee periodically reviews and adjusts the composition of the peer group. In July 2008, with F.W. Cook’s assistance and input from senior management, the committee revised our peer group to include companies that compete with us in our business and better match our revenue, net income, market capitalization, and number of employees. The current peer group consists of companies against which the committee believes we compete for talent, business and stockholder investment. The companies that the committee selected to comprise our peer group were:

• Atwood Oceanics, Inc.	• Helmerich & Payne, Inc.	• Oil States International, Inc.
• ENSCO International Incorporated	• Grey Wolf, Inc. (acquired by Precision Drilling Trust in December 2008)	• Complete Production Services, Inc.
• Oceaneering International, Inc.	• Patterson-UTI Energy, Inc.	• Superior Energy Services, Inc.
• Pride International, Inc.	• Unit Corporation	• Parker Drilling Company
• Rowan Companies, Inc.		• W-H Energy Services, Inc. (acquired by Smith International in August 2008)

In addition, the committee also determined it would be useful for informational purposes to review general compensation information of Noble Drilling, Diamond Offshore, Smith International, Inc., and BJ Services Company.

The committee targets total direct compensation for named executive officers, which includes base salary, annual cash incentives and long-term equity incentives, valued at the grant date at the median of total compensation paid to similarly situated executives within the peer group. Significant variations from this range of compensation may occur based on the experience level of the individual, individual and company performance, the individual’s responsibilities and the individual’s total compensation relative to other executives. Variations from this range may also result because certain executive officers may have a more expansive role in executing the management of our company compared to similarly situated executives in the peer group. The committee’s compensation objectives reflect the committee’s expectation that, over the long term, we will generate growth and stockholder returns in excess of the average of the peer group. For 2008, actual total direct compensation for Ms. Rodriguez and Messrs. Noe and Carr was at or above the median of our peer group, while actual total direct compensation for Mr. Rynd was below the median of our peer group. However, actual cash compensation, which includes base salary and annual cash incentives received in 2008, was below the median for all of our named executive officers in 2008, except Mr. Pellegrin, for whom we have no comparable data available among our peer group.

A significant percentage of total compensation is allocated to annual and long-term incentives and therefore is at risk. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the committee reviews market data that is gathered from public filings of members of our peer group and, in 2008, market data that was provided by its outside compensation consultant, prior pay history and individual and company performance, and makes a subjective determination about the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of our company and the individual, depending on the type of award, compared to established goals.

The committee reviews compensation matters throughout the year. For example, in 2008, the committee approved 2007 bonuses and approved equity awards to our executive officers in the first quarter. In both the second and third quarters of 2008, the committee reviewed base salaries and target bonus levels for named executive officers whose positions or responsibilities changed during the year. At the regularly scheduled meeting in the third quarter, F.W. Cook presented the results of an executive compensation study covering trends in compensation as well as the regulatory environment regarding executive compensation. At its meeting in the fourth quarter, the committee further discussed the compensation information provided by F.W. Cook, reviewed the progress made to date against the bonus targets for 2008, and reviewed the succession plans for our executive officers. In its regularly scheduled meeting in the first quarter of 2009, the committee determined to maintain the base salaries of the named executive officers at their current levels without any increase, given the current economic environment and performance of the company.

2008 Executive Compensation Components

For 2008, the principal components of compensation for named executive officers were:

•	Base salary;

•	Incentive compensation;

•	Annual cash awards;

•	Long-term equity-based awards; and

•	Retirement benefits and perquisites.

Base Salary

The committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The committee determines the base salary of each named executive officer based on his or her position and responsibility. During its review of base salaries for executives, the committee primarily considers:

•	Individual performance of the executive, including leadership and execution of strategic initiatives and, for named executive officers other than the Chief Executive Officer, accomplishment of goals established for each of them by the Chief Executive Officer;

•	Market data gathered by the committee from public filings of members of our peer group and, in 2008, provided by our outside compensation consultant;

•	The executive’s total compensation, both individually and relative to other officers; and

•	For named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

The committee typically considers base salary levels annually as part of its review of our performance and from time to time upon a promotion or other change in job responsibilities. The committee determined base salaries in the first quarter of 2008 following an extensive review of our outside compensation consultant’s analysis of executive compensation levels within the peer group and, for the named executive officers other than our Chief Executive Officer, the Chief Executive Officer’s recommendations.

In June 2008, the committee discussed recommendations from F.W. Cook with respect to the compensation, including base salary, target bonus and long term incentives, of Mr. Rynd in connection with his promotion to President and Chief Executive Officer in that month. The committee increased Mr. Rynd’s base salary to the same amount as his predecessor’s base salary. In the third quarter of 2008, the committee reviewed and adjusted the base salary of Ms. Rodriguez and Mr. Noe in light of the committee’s desire to retain the current management team at a time of management changes and turmoil in the markets.

The committee also increased the base salary of Mr. Pellegrin in the fourth quarter of 2008 in connection with his promotion from Vice President, International Liftboats to Vice President, Worldwide Liftboat Operations. The following table reflects these increases for our named executive officers:

Name	From	To

John T. Rynd	$400,000	$700,000
Lisa W. Rodriguez	$350,000	$400,000
James W. Noe	$300,000	$375,000
Todd A. Pellegrin	$190,000	$240,000

Our Chief Executive Officer’s current base salary of $700,000 is between the median and 75th percentile of the peer group. The base salaries of Ms. Rodriguez and Mr. Noe are above the 75th percentile of our peer group. The base salary of Mr. Carr is below the median of our peer group. There is no comparable data for Mr. Pellegrin within our peer group. The committee reviewed the base salaries in the first quarter of 2009 and decided to maintain the salaries at their current levels without any increase, given the current economic environment and performance of the company.

Incentive Compensation

Cash Program

The Hercules Offshore Incentive Compensation Program, referred to in this proxy statement as the “HERO Plan,” is an annual cash incentive program the committee approved for use beginning in 2006. The HERO Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to committee oversight. The committee, in its discretion, from time to time may modify certain elements of the guidelines in order to account for special events, such as acquisitions made by the company, or to more closely align the guidelines with the strategic objectives of the company. At the beginning of 2008, the committee established a target range of eligibility for potential payouts for the named executive officers. The various incentive levels are based on the participant’s responsibility for and impact on our operations, with target and maximum award opportunities established as a percentage of base salary.

In March 2008, the committee set threshold, target and maximum, or stretch, incentive bonus and performance objectives for each component of the corporate and divisional objectives of the HERO Plan. The named executive officers participating in the HERO Plan receive payment of a percentage of his or her salary based on the achievement of the objectives. Each component is weighted with the total potential threshold, target and stretch award opportunities as a percent of salary for the named executive officers set forth below:

	HERO Incentive Levels for 2008
	Threshold	Target	Maximum
Name	(%)	(%)	(%)

John T. Rynd	50.0%	100.0%	200.0%
Lisa W. Rodriguez	35.0%	70.0%	140.0%
James W. Noe	30.0%	60.0%	120.0%
Terrell L. Carr	25.0%	50.0%	100.0%
Todd A. Pellegrin	25.0%	50.0%	100.0%

For 2008, the named executive officers’ HERO Plan awards, excluding Messrs. Carr and Pellegrin, were based upon achievement of corporate objectives relating to Net Income, as adjusted, Free Cash Flow and the safety training (as described below), with the components accounting for 50%, 40% and 10%, respectively. Free Cash Flow is calculated as Cash Flow from Operations less Maintenance Capital Expenditures. The 2008 HERO Plan award for Mr. Carr was based upon achievement of Net Income, as adjusted, drilling division financial objectives relating to earnings adding back interest and taxes (“EBIT”), maintenance capital expenditures, and safety goals, with these components accounting for 10%, 50%, 20%, and 20%, respectively. The 2008 HERO Plan award for Mr. Pellegrin was based on achievement of Net Income, as adjusted, international liftboat division financial objectives relating to EBIT, maintenance capital expenditures and safety, with these components accounting for 10%, 50%, 20%, and 20%, respectively.

The payout guidelines are as follows:

•	There is no payment for Net Income, Free Cash Flow or EBIT objectives (the “Financial Objectives”) of the HERO Plan award unless we achieve the threshold performance levels;

•	If for the Financial Objectives of the HERO Plan award we exceed the threshold performance level but do not achieve the target performance levels, the award opportunity is pro-rated between the threshold and target award opportunity;

•	If for the Financial Objectives of the HERO Plan award we exceed the target performance level but do not achieve the stretch performance levels, the award opportunity is pro-rated between the target and stretch award opportunity;

•	If for the Financial Objectives of the HERO Plan award we exceed the stretch target performance level, the award opportunity is the stretch award opportunity;

•	There is no payment for the safety objective component of the HERO Plan award unless the objective is achieved;

•	Payment is at the target level if only the safety objective component is achieved (even if the Net Income or EBIT objective is not achieved);

•	Payment is at the same level as the Net Income or EBIT objective components if the safety objective is achieved and we achieve or exceed target for the financial objective component; and

•	If the maintenance capital expenditures objective is achieved at threshold or better, the component is paid at the same level as the EBIT component. If the EBIT objective component is below threshold and the maintenance capital expenditure objective is achieved, it is paid at one half of the threshold level.

Upon completion of the fiscal year, the committee assesses performance for each objective of the HERO Plan comparing the actual results to the predetermined threshold, target and maximum levels for each objective and a payment for each objective is calculated.

The following table shows the performance goals, other than the safety goal, and the actual 2008 results:

2008 HERO Plan Performance Objectives and Results

Corporate:

	Objective
	Threshold	Target	Stretch	Weight	Actual
	(Dollars in millions)

Consolidated Net Income	$121.4	$151.8	$182.2	50%	$122.5	(a)
Free Cash Flow	$200.0	$250.0	$300.0	40%	$142.7

(a)	Includes an adjustment of $4.9 million, net of tax, related to severance related costs and the non-cash impairment charges of $1.2 billion, net of tax.

Drilling:

	Objective
	Threshold	Target	Stretch	Weight	Actual
	(Dollars in millions)

EBIT	$185.1	$231.4	$277.7	50%	$207.6
Maintenance Capital Expenditures		$118.8		20%	$108.6
Consolidated Net Income	$121.4	$151.8	$182.2	10%	$122.5	(a)

(a)	Includes an adjustment of $4.9 million, net of tax, related to severance related costs and the non-cash impairment charges of $1.2 billion, net of tax.

International Liftboats

	Objective
	Threshold	Target	Stretch	Weight	Actual
	(Dollars in millions)

EBIT	$19.4	$24.3	$29.2	50%	$30.9
Maintenance Capital Expenditures		$11.3		20%	$8.3
Consolidated Net Income	$121.4	$151.8	$182.2	10%	$122.5	(a)

(a)	Includes an adjustment of $4.9 million, net of tax, related to severance related costs and the non-cash impairment charges of $1.2 billion, net of tax.

The safety objective for all named executive officers was to train employees hired as of October 1, 2008 in our behavior based safety training program or HERO training during 2008. As of December 31, 2008, we had trained over 4,100 employees, including essentially all employees hired as of October 1, 2008. The safety component of the award was paid at target for all named executive officers.

The named executive officers received the following payments, expressed as a percentage of base salary and in dollars, in February 2009 under the HERO Plan based on 2008 performance objectives set forth above.

				2008
				HERO	2008
				Award	HERO
	HERO Incentive Levels for 2008			(% of	Award
	Threshold	Target	Maximum	Base	(In
Name	(%)	(%)	(%)	Salary)	Dollars)

John T. Rynd	50.0%	100.0%	200.0%	35%	$245,000
Lisa W. Rodriguez	35.0%	70.0%	140.0%	25%	$98,000
James W. Noe	30.0%	60.0%	120.0%	21%	$78,750
Terrell L. Carr	25.0%	50.0%	100.0%	39%	$117,654
Todd A. Pellegrin	25.0%	50.0%	100.0%	93%	$175,750

In addition to the amounts listed above that were paid under the HERO Plan, Ms. Rodriguez and Messrs. Noe and Carr also each received a discretionary bonus approved by the committee at its meeting in the first quarter of 2009 in the amounts of $37,000, $21,250, and $57,346, respectively.

The table below sets forth the potential threshold, target and maximum awards that each of our named executive officers is eligible to receive in 2010 based on 2009 performance.

				HERO Potential Future Payouts
	HERO Incentive Levels			Payable in 2010
	for 2009			Based on February 2009 Salary
	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	(%)	(%)	(%)	($)	($)	($)

John T. Rynd	50%	100%	200%	$350,000	$700,000	$1,400,000
Lisa W. Rodriguez	35%	70%	140%	$140,000	$280,000	$560,000
James W. Noe	30%	60%	120%	$112,500	$225,000	$450,000
Terrell L. Carr	25%	50%	100%	$76,250	$152,500	$305,000
Todd A. Pellegrin	25%	50%	100%	$60,000	$120,000	$240,000

Equity-Based Program

Our Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan, referred to in this proxy statement as the “LTIP,” encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through grants of restricted common stock and stock options. For this purpose, the Committee valued stock options by using the Binomial Lattice Option Pricing Model. By using a mix of stock options and restricted stock grants, we are able to compensate our executive officers for sustained increases in our stock performance as well as long-term growth.

In 2008, option grants to executives comprised approximately 55% of the total value of long-term incentives, while restricted stock grants comprised approximately 45%.

The LTIP was designed prior to our initial public offering in November 2005 with an initial goal of attracting high-caliber executives to join a start-up company and take it public. Beginning with 2007 awards and continuing in 2008, the committee reviewed compensation data prepared by our outside compensation consultant from published proxies and other publicly available information related to long-term incentive levels in place for competitors and members of the peer group of companies identified by the committee. The committee recognized that even though various accepted models for valuing long-term incentive awards must be relied on for making assumptions, predictions and accounting treatments, restricted stock and especially stock options have uncertain values both at the time of award and over the life of the award. Therefore, the committee recognized there may be years when awards appear to lead the competition, but there may also be years when the awards lag relative to the competition. With this variability in mind, and the fact that we have been public since only November 2005, the committee used its discretion and made subjective judgments in determining the level of long-term incentive awards to the named executive officers.

In total, we currently have approximately 530 key employees, including the named executive officers, and nonemployee directors who have received awards under the LTIP.

Under the LTIP, the committee may grant participants stock options, restricted stock, performance stock awards and other stock-based awards. In granting these awards, the committee may establish any conditions or restrictions it deems appropriate within the limits of the plan. Awards of restricted stock or stock options issued to our named executive officers to date under the LTIP vest within three years after the date of the grant. Awards to officers subject to Section 16(b) of the Securities Exchange Act of 1934, including the named executive officers, require the approval of the committee.

The exercise price of stock options granted prior to 2008 equals the average of the high and low trading price of our common stock on the NASDAQ Global Select Market on the date of grant. For option grants made in 2008 and going forward, the committee determined that the exercise price of stock options will equal the closing price of our common stock on the date of grant. This change was made because it is a more standard method of determining the exercise price and provides greater transparency to the determination of the price. The committee reviewed awards to each named executive officer under the LTIP in detail prior to its regularly scheduled meeting in the first quarter of the past year. On occasion the committee approves awards for newly hired employees, newly promoted employees, or other key employees during other times of the year. The committee may also delegate its authority to approve awards of stock options or restricted stock to a committee consisting of one director in order to effectuate awards to newly hired employees or to existing employees for promotion and retention purposes. Awards granted by this committee of one are limited to only new hire, promotion, and retention awards and such awards are reported to the committee at each of its meetings. Grants of stock options and restricted stock to eligible newly hired executive officers and newly elected directors are reviewed at the next regularly scheduled committee meeting following their hire date or election.

All of the options granted by the committee in 2007 and 2008 vest one-third per year over the first three years and have a ten-year term. All of the shares of restricted stock granted by the committee in 2007 and 2008 to our named executive officers vest one-third per year for three years, except those of the named executive officers whose restricted stock has a three-year cliff vesting schedule (i.e., the restricted stock vests 100% on the third anniversary of the grant date).

At its meeting in the first quarter of 2009, the compensation committee approved annual equity awards to its named executive officers for 2009, which consisted solely of options to purchase shares of our common stock. The table below sets forth the option awards made by the committee to the named executive officers:

Name	Number of Options Granted

John T. Rynd	350,000
Lisa W. Rodriguez	175,000
James W. Noe	150,000
Terrell L. Carr	130,000
Todd Pellegrin	50,000

All of these stock options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date, February 25, 2009, and vest according to a 3-year vesting schedule on an annual pro rata basis on each of the first three anniversaries of the grant date.

Retirement, Perquisites and Other Personal Benefits

401(k) Plan

All eligible employees, including the named executive officers, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including the named executive officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. During 2007, we matched 100% of the first 3% of pay that was contributed to the plan and 50% of the next 2% of pay contributed. Beginning January 1, 2008, we made matching contributions equal to the amount of each employee’s contribution, up to a maximum of 6% of compensation each pay period. Effective as of April 1, 2009, we will make matching contributions equal to the amount of each employee’s contribution, up to a maximum of 3% of compensation each pay period. All employee contributions to the plan, as well as our matching contributions, are fully vested from the time of contribution.

Deferred Compensation Plan

The named executive officers, in addition to other executives and certain other key employees, are entitled to participate in our deferred compensation plan. Participating employees can defer up to 80% of their base salary and 100% of any annual bonus paid from the HERO Plan. Participants are also eligible for discretionary contributions that we may choose to make under this plan. Discretionary contributions could be made in particular circumstances where, for example, a participant’s deferrals under the deferred compensation plan adversely affected the matching contributions under the 401(k) plan for that employee. In addition, a discretionary contribution could be made if a participant’s “compensation” for purposes of computing matching contributions under the 401(k) plan were to exceed the Internal Revenue Service limit on the amount of “compensation” that is eligible for match under the 401(k) plan. The purpose of the deferred compensation plan is to provide the participants with the ability to defer federal income taxation on a portion of their compensation. Please see “— Tax Matters” below for additional information about tax considerations related to deferred compensation.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The committee compared the levels of limited perquisites and other personal benefits provided to named executive officers in 2008 with those common among the peer group, and determined to continue that level of perquisites and other personal benefits in 2009.

Each of the named executive officers is eligible for reimbursement for financial planning assistance (up to $5,000 per year), an annual physical and club memberships, limited to one social club membership and one country club membership. We also provide additional life insurance and disability benefits as follows:

•	life insurance — two times annual earnings up to maximum benefit of $1,200,000;

•	short-term disability — 100% of weekly earnings up to 26 weeks; and

•	long-term disability — two-thirds of monthly earnings up to $14,500 per month.

Employment Agreements

We have entered into executive employment agreements with each of the named executive officers. For additional information about these agreements and the payments that may be made under those agreements in the event of a termination or change in control, please read “— Summary Compensation Table for 2008,” “— Potential Payments Upon Termination or Change of Control” and “— Employment Agreements” below.

Equity Ownership Guidelines

In order to align further the interests of our management and our stockholders and further promote our commitment to sound corporate governance, we have established the following equity ownership guidelines applicable to executive officers:

Title	Ownership Guidelines

CEO	Four times annual base salary
CFO and any President reporting to the CEO	Two times annual base salary
Vice President reporting to the CEO	One times annual base salary
Vice President not reporting to the CEO and other designated executive officers	One-half times annual base salary

Executive officers are expected to attain these minimum levels of stock ownership by January 1, 2012, for executives employed on January 1, 2007, and, for any executive officer appointed after January 1, 2007, on the fifth January 1 that occurs at least one year following the date of appointment. Until an executive officer achieves the ownership guidelines, the executive officer is required to retain at least 50% of the net shares received under the LTIP. Net shares refer to the number of shares received after shares are sold or netted to pay the applicable exercise price and/or applicable taxes.

In addition to common stock owned, the value of shares of restricted stock granted under the LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the average daily closing price of our common stock during 2008, which was $21.47.

All of our named executive officers exceed the equity ownership guidelines described above, as set forth in the following table, except for Mr. Noe, due to the increase in the applicable ownership requirement resulting from his appointment as president of Delta Towing:

Name	Base Salary	Value of Equity

John T. Rynd	$700,000	$3,916,429
Lisa W. Rodriguez	$400,000	$2,825,023
James W. Noe	$375,000	$472,340
Terrell L. Carr	$305,000	$633,923
Todd A. Pellegrin	$240,000	$285,057

We have also established equity ownership guidelines for our directors. The guidelines provide that each of our outside directors is expected to own equity in the company valued at three times their annual retainer, by March 24, 2011, or within three (3) years from the date that such outside director joins our board.

Tax Matters

Deductibility of Executive Compensation

As part of its role, the committee gives some consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1,000,000 that is paid to certain individuals. The committee may approve compensation that will be subject to and in excess of the deduction limitations under Section 162(m) of the Internal Revenue Code to ensure competitive levels of total compensation for executive officers.

Non-Qualified Deferred Compensation

To the extent one or more elements of compensation provided to our employees are subject to Section 409A of the Internal Revenue Code, we intend that those elements comply with the necessary requirements so that the employees will not be subject to increased income taxes, penalty and interest. Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 and requires that certain elements of “deferred compensation” comply with specific deferral and payment rules to avoid the imposition on the employee of an additional 20% income tax and, in some circumstances, penalties and interest. We believe that, if the adverse tax consequences of Section 409A become applicable to elements of our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining our employees. Therefore, to the extent reasonably practical, we intend to operate our compensation arrangements and to amend or modify our programs and awards as necessary to make them compliant with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Thomas M Hamilton, Chairman
Thomas R. Bates, Jr.
F. Gardner Parker
Thierry Pilenko

March 12, 2009

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned for the years ended December 31, 2008, 2007 and 2006 by our Chief Executive Officer, our Chief Financial Officer, the three next most highly compensated executive officers for 2008 and two former executive officers who resigned in 2008. We have entered into employment agreements with all of the named executive officers currently employed by our company.

						Non-Equity
						Incentive Plan	All Other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(1)	($)(4)	($)

John T. Rynd	2008	$556,923	—	$798,656	$688,613	$245,000	$33,500	$2,322,692
Chief Executive	2007	$385,923	$200,000	$527,212	$371,846	$138,051	$13,687	$1,636,719
Officer and President	2006	$270,000	—	$466,667	$141,750	$243,000	—	$1,121,417
Lisa W. Rodriguez(5)	2008	$374,808	$37,000	$238,136	$325,998	$98,000	$9,692	$1,083,634
Senior Vice President and Chief Financial Officer	2007	$335,577	$200,000	$63,840	$150,987	$98,621	$7,885	$856,910
James W. Noe	2008	$337,212	$21,250	$170,410	$314,129	$78,750	$48,478	$970,229
Senior Vice President,	2007	$282,231	$200,000	$37,374	$196,481	$94,126	$12,550	$822,762
General Counsel, Chief	2006	$190,000	—	—	$59,063	$136,800	$7,308	$393,171
Compliance Officer
and Secretary
Terrell L. Carr	2008	$305,000	$57,346	$221,139	$109,566	$117,654	$13,800	$824,505
Vice President, Worldwide Operations	2007	$276,038	$175,000	$96,741	$15,979	$29,247	$34,921	$627,926
Todd A. Pellegrin	2008	$177,115	—	$109,293	$15,862	$175,750	$5,563	$483,583
Vice President, Worldwide	2007	$148,331	—	$54,296	—	$52,267	$4,892	$259,786
Liftboat Operations	2006	$92,750	—	$21,840	—	$36,700	$3,254	$154,544
Randall D. Stilley(6)	2008	$350,000	—	$559,706	$2,650,108	—	$2,083,778	$5,643,592
Former Chief Executive	2007	$638,846	—	$149,494	$1,717,328	$329,439	$44,255	$2,879,362
Officer and President	2006	$396,154	—	—	$897,750	$450,000	$15,231	$1,759,135
Randal R. Reed(7)	2008	$201,923	—	$(25,414)	$430,177	—	$314,742	$921,428
Former President, Hercules	2007	$203,923	—	$25,414	$273,061	$112,401	$9,818	$624,617
Liftboat Company, LLC	2006	$166,077	—	—	$177,188	$153,000	$21,622	$517,887

(1)	Cash bonuses paid under the HERO Plan for 2008, 2007 and 2006 performance are listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column reflect the dollar amount recognized as expense with respect to restricted stock awards for financial statement reporting purposes during the years ended December 31, 2008, 2007 and 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-based Payment” (“SFAS No. 123(R)”) and thus include amounts from awards granted prior to the applicable year. Assumptions used in the calculation of these amounts are included in Note 7 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive.

(3)	The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the years ended December 31, 2008, 2007 and 2006 in accordance with SFAS No. 123(R) and thus include amounts from awards granted in prior years. Assumptions used in the calculation of this amount are included in Note 7 to the audited financial statements included in the Form 10-K. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive.

(4)	The amounts shown in this column reflect All Other Compensation for each named executive officer, which in the case of perquisites and other personal benefits equal or exceed $10,000 in the aggregate. Amounts include the following:

•	matching contributions under the 401(k) plan;

•	matching contributions under the Deferred Compensation Plan;

•	club memberships;

•	financial planning assistance;

•	termination of employment payment of $2,058,878 for Mr. Stilley and termination of employment accrual of $312,401 for Mr. Reed;

•	a relocation payment in the amount of $22,500 for Mr. Carr in 2007; and

•	an auto allowance payment in the amount of $14,654 made to Mr. Reed in 2006.

(5)	Ms. Rodriguez became our Senior Vice President and Chief Financial Officer on a full-time basis in March 2007. From January 2007 to March 2007, she performed the duties of our Chief Financial Officer on an interim basis under a consulting agreement. Fees paid to Ms. Rodriguez under the consulting agreement totaled $67,500 for the year ended December 31, 2007 and are included as salary for that year.

(6)	Mr. Stilley, our former Chief Executive Officer and President, resigned effective June 20, 2008 and entered into a separation agreement with us effective as of such date. For a description of the separation agreement, please read “— Potential Payments Upon Termination or Change of Control — Stilley Separation Agreement.”

(7)	Mr. Reed, our former President of Hercules Liftboat Company LLC, resigned effective December 15, 2008 and entered into a separation agreement with us effective as of such date. For a description of the separation agreement, please read “— Potential Payments Upon Termination or Change of Control — Reed Separation Agreement.”

Grants of Plan-Based Awards for 2008

The table below reports all grants of plan-based awards made during 2008.

					All	All
					Other	Other
					Stock	Option
					Awards:	Awards:		Grant
					Number	Number of	Exercise	Date Fair
		Estimated Possible Payouts Under			of Shares	Securities	or Base	Value of
		Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Price of	Stock and
		Threshold	Target	Maximum	or Units	Options	Option	Option
Name	Grant Date	($)	($)	($)	(#)(2)(3)	(#)(2)(4)	Awards ($/Sh)(5)	Awards(6)

John T. Rynd	N/A	350,000	700,000	1,400,000	N/A	N/A	N/A	N/A
	2/14/2008	N/A	N/A	N/A	N/A	72,000	25.64	10.373
	6/23/2008	N/A	N/A	N/A	N/A	36,000	35.75	14.464
	2/14/2008	N/A	N/A	N/A	33,000	N/A	—	25.64
	6/23/2008	N/A	N/A	N/A	15,000	N/A	—	35.75

Lisa W. Rodriguez	N/A	140,000	280,000	560,000	N/A	N/A	N/A	N/A
	2/14/2008	N/A	N/A	N/A	N/A	45,000	25.64	10.373
	2/14/2008	N/A	N/A	N/A	21,000	N/A	—	25.64

James W. Noe	N/A	112,500	225,000	450,000	N/A	N/A	N/A	N/A
	2/14/2008	N/A	N/A	N/A	N/A	36,000	25.64	10.373
	2/14/2008	N/A	N/A	N/A	17,000	N/A	—	25.64

Terrell L. Carr	N/A	76,250	152,500	305,000	N/A	N/A	N/A	N/A
	2/14/2008	N/A	N/A	N/A	N/A	30,000	25.64	10.373
	2/14/2008	N/A	N/A	N/A	14,000	N/A	—	25.64

Todd A. Pellegrin(7)	N/A	47,500	95,000	190,000	N/A	N/A	N/A	N/A
	2/14/2008	N/A	N/A	N/A	N/A	5,200	25.64	10.373
	2/14/2008	N/A	N/A	N/A	2,400	N/A	—	25.64
	6/1/2008	N/A	N/A	N/A	5,000	N/A	—	33.88

Randall D. Stilley(8)	2/14/2008	N/A	N/A	N/A	N/A	110,000	25.64	10.373
	2/14/2008	N/A	N/A	N/A	49,000	N/A	—	25.64
Randal R. Reed(9)	2/14/2008	N/A	N/A	N/A	N/A	5,200	25.64	10.373
	2/14/2008	N/A	N/A	N/A	2,400	N/A	—	25.64

(1)	These columns represent awards under the HERO Plan. For additional information about the HERO Plan, please read “Compensation Discussion and Analysis — 2008 Executive Compensation Components — Incentive Compensation — Cash Program.”

(2)	All awards in this column were made pursuant to our LTIP. For additional information about the LTIP, please read “Compensation Discussion and Analysis — 2008 Executive Compensation Components — Incentive Compensation — Equity-Based Program.”

(3)	This column consists of shares of restricted stock, which vest on the third anniversary of the grant date for Mr. Rynd, Ms. Rodriguez, and Messrs. Noe and Carr, and which vest in three equal annual installments beginning on the first anniversary of the grant date for Mr. Pellegrin. Mr. Stilley’s restricted stock was forfeited effective June 20, 2008, and Mr. Reed’s restricted stock was forfeited effective December 15, 2008.

(4)	This column consists of options to purchase our common stock. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(5)	The exercise price for awards granted prior to 2008 is equal to the average of the high and low sales prices of our common stock on the NASDAQ Global Select Market on the grant date and for awards granted in 2008 is equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date. The exercise price may be paid in cash or by tendering shares of our common stock. Applicable tax obligations may be paid in cash or by withholding of shares of our common stock.

(6)	These amounts represent the fair value of stock options and restricted stock granted to each executive during 2008 as calculated under SFAS No. 123(R). For the relevant assumptions used to determine the valuation of our awards, see Note 7 to the audited financial statements included in the Form 10-K.

(7)	The estimated possible payouts under non-equity incentive plan awards for Mr. Pellegrin are based on his salary prior to his December 2008 promotion.

(8)	Mr. Stilley resigned effective June 20, 2008.

(9)	Mr. Reed resigned effective December 15, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards							Stock Awards
										Market
										Value of
		Number of		Number of				Number of		Shares or
		Securities		Securities				Shares or		Units of
		Underlying		Underlying				Units of		Stock
		Unexercised		Unexercised		Option		Stock That		That
		Options		Options		Exercise	Option	Have Not		Have Not
		Exercisable		Unexercisable		Price	Expiration	Vested		Vested
Name	Grant Date	(#)		(#)		($)	Date	(#)		($)(1)

John T. Rynd	11/1/2005	60,000		—		$20.00	11/1/2015	—		$—
	2/12/2007	24,000	(2)	48,000	(2)	25.34	2/12/2017	—		—
	2/14/2008	—		72,000	(2)	25.64	2/14/2018	—		—
	6/23/2008	—		36,000	(2)	35.75	6/23/2018	—		—
	2/12/2007	—		—		—	—	8,100	(3)	38,475
	2/14/2008	—		—		—	—	33,000	(3)	156,750
	6/23/2008	—		—		—	—	15,000	(3)	71,250
Lisa W. Rodriguez	3/15/2007	16,667	(2)	33,333	(2)	26.60	3/15/2017	—		—
	2/14/2008	—		45,000	(2)	25.64	2/14/2018	—		—
	3/15/2007	—		—		—	—	9,000	(3)	42,750
	2/14/2008	—		—		—	—	21,000	(3)	99,750
James W. Noe	11/1/2005	6,250	(2)	—		20.00	11/1/2015	—		—
	2/12/2007	14,334	(2)	28,666	(2)	25.34	2/12/2017	—		—
	2/14/2008	—		36,000	(2)	25.64	2/14/2018	—		—
	2/12/2007	—		—		—	—	5,000	(3)	23,750
	2/14/2008	—		—		—	—	17,000	(3)	80,750
Terrell L. Carr	2/12/2007	1,667	(2)	3,333	(2)	25.34	2/12/2017	—		—
	2/14/2008	—		30,000	(2)	25.64	2/14/2018	—		—
	2/12/2007	—		—		—	—	6,666	(3)	31,664
	4/18/2007	—		—		—	—	3,500	(3)	16,625
	2/14/2008	—		—		—	—	14,000	(3)	66,500
Todd Pellegrin	2/14/2008	—		5,200	(2)	25.64	2/14/2018	—		—
	2/8/2006			—		—	—	800	(3)	3,800
	2/12/2007	—		—		—	—	4,000	(3)	19,000
	2/14/2008	—		—		—	—	2,400	(3)	11,400
	6/1/2008	—		—		—	—	5,000	(3)	23,750
Randall D. Stilley	11/17/2004	325,000	(4)	—		2.86	6/20/2011	—		—
	11/1/2005	380,000	(4)	—		20.00	6/20/2011	—		—
	2/12/2007	100,000	(4)	—		25.34	6/20/2011	—		—
	2/14/2008	110,000	(4)	—		25.64	6/20/2011	—		—
Randal R. Reed	11/17/2004	15,000	(5)	—		2.86	12/15/2011	—		—
	11/1/2005	75,000	(5)	—		20.00	12/15/2011	—		—
	2/12/2007	30,000	(5)	—		25.34	12/15/2011	—		—
	2/14/2008	5,200	(5)	—		25.64	12/15/2011	—		—

(1)	This column represents the closing price of our common stock on December 31, 2008 of $4.75 per share multiplied by the number of shares of restricted stock.

(2)	These options become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These shares of restricted stock all vest on the third anniversary of the grant date, except for the 6,666 shares of restricted stock owned by Mr. Carr, and the grants of 800, 5,000 and 2,400 shares owned by Mr. Pellegrin, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	Any unvested stock options owned by Mr. Stilley that were outstanding at the effective time of his separation agreement vested at that time. For a description of the separation agreement, please read “— Potential Payments Upon Termination or Change of Control — Stilley Separation Agreement.”

(5)	Any unvested stock options owned by Mr. Reed that were outstanding at the effective time of his separation agreement vested at that time. For a description of the separation agreement, please read “— Potential Payments Upon Termination or Change of Control — Reed Separation Agreement.”

Option Exercises and Stock Vested for 2008

Three of the named executive officers exercised stock options and four grants of restricted stock vested during 2008 as follows:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

John T. Rynd	—	—	23,333	$170,098
Lisa W. Rodriguez	—	—	—	—
James W. Noe	12,500	$125,000	—	—
Terrell L. Carr	—	—	3,334	$84,917
Todd A. Pellegrin	—	—	800	$18,496
Randall D. Stilley(3)	200,000	$6,356,780	20,000	$722,000
Randal R. Reed(4)	60,000	$2,113,836	—	—

(1)	Represents the difference between the sale price of our common stock at exercise and the exercise price of the options.

(2)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

(3)	Mr. Stilley resigned effective June 20, 2008.

(4)	Mr. Reed resigned effective December 15, 2008.

Non-Qualified Deferred Compensation

In January 2007, we implemented the Hercules Offshore, Inc. Deferred Compensation Plan, effective as of January 1, 2007. The plan was approved by our board of directors. Directors and, subject to the discretion of a committee appointed by the board of directors to administer the plan, certain management and other highly compensated employees of our company, including our Chief Executive Officer and our Chief Financial Officer, are eligible to participate in the plan. Participants may elect to defer, on a pre-tax basis, up to 80% of base salary and up to 100% of any director fees, bonus or compensation under the LTIP. All deferrals are credited to a deferred compensation account. We may make contributions to a participant’s deferred compensation account (1) to restore any 401(k) matching contribution the participant may forego because of compensation deferred into the plan and (2) at the discretion of the board of directors, to recognize a participant’s service to our company. Participants are fully vested in their deferrals at all times; however, contributions by us to a participant’s deferred compensation account may be subject to vesting requirements. Compensation deferred under the plan earns interest based on the performance of measurement funds selected by the participant.

Under certain circumstances, including in connection with a change in control of our company, distributions of amounts deferred under the plan may accelerate. We may terminate the plan at any time. An optional termination of the plan by us will not result in a distribution acceleration except as permitted by the Internal Revenue Code and related Treasury guidance in connection with a change in control.

The plan is administered by the compensation committee. Following a change in control, the members of the committee in place immediately prior to the change in control may appoint an independent third party to administer the plan.

In connection with the adoption of the plan, we adopted a trust agreement with JPMorgan Chase Bank, N.A. as the trustee. We currently deposit amounts to the trust under the trust agreement as such amounts are deferred by participants or contributed by us. The trust is a “rabbi trust,” meaning that the funds held by the trustee remain subject to the claims of our general creditors in the event of our insolvency.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

John T. Rynd	$56,019	$19,700	$(14,876)	$—	$69,987
Lisa W. Rodriguez	$—	$—	$—	$—	$—
James W. Noe	$—	$—	$—	$—	$—
Terrell L. Carr	$—	$—	$—	$—	$—
Todd A. Pellegrin	$17,711	$1,063	$(1,025)	$—	$17,749
Randall D. Stilley(4)	$70,000	$14,100	$(56,812)	$(166,354)	$—
Randal R. Reed(5)	$13,343	$495	$(4,254)	$—	$18,048

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary, bonus and non-equity incentive plan compensation, as applicable.

(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)	Amounts reported in this column are not included in the Summary Compensation Table.

(4)	Mr. Stilley resigned effective June 20, 2008.

(5)	Mr. Reed resigned effective December 15, 2008.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of termination of the executive’s employment without cause, termination by the executive for “good reason” and termination in the event of disability or death of the executive, and in the event of a termination following a change of control. The amounts shown in the table assume that the termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out and the value of shares of common stock can be determined only at the time of the executive’s separation from our company.

Payment or Benefit Upon Change of Control

				Accelerated
				Vesting of
	Cash	Welfare		Options and
	Severance	Benefit	Excise Tax	Restricted
Name	Amount	Continuation	Payment	Shares(1)(2)	Total

John T. Rynd	$4,200,000	$31,626	$1,537,946	$266,475	$6,036,047
Lisa W. Rodriguez	$1,700,000	$30,006	$572,463	$142,500	$2,444,969
James W. Noe	$1,500,000	$29,804	$546,949	$104,500	$2,181,253
Terrell L. Carr	$1,143,750	$29,237	$—	$114,789	$1,287,776
Todd A. Pellegrin	$670,000	$10,806	$—	$57,950	$738,756
Randall D. Stilley(3)	N/A
Randal R. Reed(4)	N/A

(1)	The aggregate value of the accelerated vesting of unvested in-the-money options at December 31, 2008 (computed by multiplying $4.75, the closing market price of shares of our common stock on the last trading day of 2008, times the number of shares subject to the options and subtracting the aggregate exercise price for the options) was zero, as all options were out of the money as of that date.

(2)	The aggregate value of the accelerated vesting of restricted shares at December 31, 2008 (computed by multiplying $4.75, the closing market price of shares of our common stock on the last trading day of 2008, times the total number of restricted shares held), were as follows: Mr. Rynd — 56,100 shares valued at $266,475; Ms. Rodriguez — 30,000 shares valued at $142,500; Mr. Noe — 22,000 shares valued at $104,500; Mr. Carr — 24,166 shares valued at $114,789; and Mr. Pellegrin — 12,200 shares valued at $57,950.

(3)	Mr. Stilley resigned effective June 20, 2008.

(4)	Mr. Reed resigned effective December 15, 2008.

Payment or Benefit Outside of Change of Control

				Accelerated
				Vesting of
	Cash	Welfare		Options and
	Severance	Benefit	Excise Tax	Restricted
Name	Amount	Continuation	Payment	Shares	Total

John T. Rynd	$1,890,000	$31,626	$—	$—	$1,921,626
Lisa W. Rodriguez	$1,070,000	$30,006	$—	$—	$1,100,006
James W. Noe	$950,000	$29,804	$—	$—	$979,804
Terrell L. Carr	$720,000	$29,237	$—	$—	$749,237
Todd A. Pellegrin	$623,625	$10,806	$—	$—	$634,431
Randall D. Stilley(1)	N/A	N/A	N/A	N/A	N/A
Randal R. Reed(2)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Stilley resigned effective June 20, 2008.

(2)	Mr. Reed resigned effective December 15, 2008.

Employment Agreements

We have entered into executive employment agreements with each of the named executive officers currently employed by us. These employment agreements have an indefinite term and may be terminated at any time: (i) by us (a) for cause, or (b) without a reason; (ii) by the executive (x) for good reason, or (z) without a reason; or (iii) upon the death or disability of the executive.

Each agreement provides a non-compete, non-solicitation, and non-inducement clause for one year after any termination.

Under the employment agreements, each of the named executive officers is entitled to health benefits and participation in our incentive, savings and retirement plans, in each case equal to those benefits provided to similarly situated senior executives of us and our affiliated companies, and to the severance benefits described below.

Payments Made upon Termination.  Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment, including:

•	any unpaid base salary through the date of termination;

•	any compensation previously deferred by the executive, to the extent permitted by the plan under which the deferral was made (together with any accrued interest or earnings thereon);

•	any earned but unpaid bonus awarded to the executive for any previously completed taxable year;

•	the vested portion of grants pursuant to the LTIP;

•	amounts contributed under the deferred compensation program; and

•	accrued vacation pay.

Termination Other Than Upon Change of Control.  Under the employment agreements with each named executive officer, if employment is terminated (other than termination by us for cause) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed under the heading “— Potential Payments Upon Termination” above, the named executive officer will receive:

•	a lump sum severance payment of the sum of the executive’s base salary and the bonus paid or payable in respect of the most recently completed fiscal year of the Company, or if no bonus has been paid or is payable in respect of such year, any bonus paid or payable in respect of the next preceding fiscal year, to the executive multiplied by:

•	for Mr. Rynd, Ms. Rodriguez and Mr. Noe, two; and

•	for Messrs. Carr and Pellegrin, one and one-half.

•	a lump sum amount equal to the then current cost of the employer-provided welfare benefits (other than group health plans) provided to the Executive and his dependents, as of the date of termination, calculated for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination.

Retirement.  In the event of the retirement of a named executive officer, no additional compensation or benefits are applicable.

Death or Disability.  In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “— Potential Payments Upon Termination” above, the named executive officer or beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as applicable.

Change of Control.  Under the employment agreements with each named executive officer, if an executive’s employment is terminated following a change of control (other than termination by us for cause or by reason of death or disability), in addition to the benefits listed under the heading “— Potential Payments Upon Termination” above, the named executive officer will receive:

•	a lump sum severance payment of the sum of the executive’s base salary and the target bonus (as a percentage of base salary) payable to the executive for the year in which the termination occurs to the executive multiplied by:

•	for Mr. Rynd, three;

•	for Ms. Rodriguez, and Messrs. Noe and Carr, two and one-half; and

•	for Mr. Pellegrin, two.

•	a tax gross-up payment equal to the amount of certain excise taxes which may be imposed on the executive officer in connection with the change of control.

In addition, if the date of termination occurs within 24 months after a change of control, then all stock options and shares of restricted stock held by the executive will automatically vest and become exercisable. Generally, under the agreements, a change of control is deemed to occur:

•	when any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that the term “person” shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

•	when the following individuals cease for any reason to constitute a majority of our directors then serving: individuals who, on the date hereof, constitute the board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of directors of Hercules Offshore) whose appointment or election by the board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office and voting on the matter who were either directors on the date hereof or whose appointment, election or nomination for election was previously so approved;

•	upon the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own equity interests representing at least 50% of the total combined voting power of our company or the resulting reorganized, merged or consolidated entity, as applicable; or

•	when the stockholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (other than to the Company or one or more subsidiaries of the Company.

The employment agreements were amended in December 2008 with the intention of bringing them into compliance with the provisions of Section 409A of the Internal Revenue Code and to assist in minimizing the payment by the executive officers of taxes under Section 409A. The employment agreements provide that they be modified, at the discretion of the board of directors, if necessary to bring any provision of the agreements into compliance with Section 409A.

Stilley Separation Agreement

In connection with Mr. Stilley’s resignation effective June 20, 2008, the Company and Mr. Stilley entered into a separation agreement that provides Mr. Stilley with the payments and benefits which he would have been entitled to receive under his employment agreement had he been terminated by the Company, including the accelerated vesting of 95,000 stock options originally granted on November 1, 2005, 66,667 stock options originally granted on February 12, 2007 and 110,000 stock options originally granted on February 14, 2008. In addition, the separation agreement provides for the immediate vesting of 20,000 shares of restricted stock originally granted to Mr. Stilley pursuant to the terms of the Restricted Stock Agreement dated February 12, 2007. The separation agreement also includes customary release of claims by Mr. Stilley, mutual non-disparagement covenants, and maintains the obligation on Mr. Stilley to refrain from soliciting or inducing any of our employees to terminate their employment with us. The separation agreement also releases Mr. Stilley from his obligation to refrain from competition with the Company.

Reed Separation Agreement

In connection with Mr. Reed’s resignation effective December 15, 2008, the Company and Mr. Reed entered into a separation agreement (the “Separation Agreement”) that provides Mr. Reed with the payments and benefits that he would have been entitled to receive under his employment agreement had he been terminated by the Company without cause, including a $312,401 lump-sum cash payment, and the accelerated vesting of 20,000 stock options that were granted on February 12, 2007 and 5,200 stock options that were granted on February 14, 2008. The Separation Agreement also includes customary release of claims by Mr. Reed and mutual non-disparagement covenants.

Compensation of Directors

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. For the compensation of Mr. Rynd, our Chief Executive Officer and President, see the Summary Compensation Table. All other directors receive an annual retainer of $50,000 in 2008. Each nonemployee director also received a fee of $1,500 for each board meeting and each committee meeting attended in person and $1,000 for each board meeting and each committee meeting attended by telephone in 2008. In addition, the chairman of the audit committee received an annual fee of $15,000 and the chairman of each of the compensation committee, the special governance committee and the nominating and governance committee received an annual fee of $10,000 in 2008. We also reimburse the reasonable expenses incurred by the directors in attending meetings and other company business. Each nonemployee director, then serving, also receives an annual grant of 3,000 shares of restricted stock under the LTIP on the day of our annual meeting. The restricted stock grants vest on the business day after the following year’s annual meeting of stockholders.

The compensation committee made certain changes to the director compensation payable in 2009. The annual retainer was reduced from $50,000 to $25,000, and each non-employee director received a grant of 5,000 options to purchase our common stock. All of these options have an exercise price of $1.28, which was the closing price of our common stock on the NASDAQ Global Select Market on the grant date, March 2, 2009. The options vest on December 31, 2009. All other compensation for non-employee directors in 2009 will be the same as was paid in 2008, except the chairman of the special governance committee will not receive his annual fee unless and until a meeting of such committee is held.

The table below summarizes the total compensation paid or earned by each of our nonemployee directors for 2008.

Director Compensation for 2008

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

Thomas N. Amonett	$67,000	$101,466	$168,466
Thomas R. Bates, Jr.(2)	$82,500	$101,466	$183,966
Suzanne V. Baer	$74,000	$101,466	$175,466
Thomas M Hamilton	$90,000	$101,466	$191,466
Thomas J. Madonna	$102,500	$101,466	$203,966
F. Gardner Parker	$106,500	$101,466	$207,966
Thierry Pilenko	$73,000	$101,466	$174,466
John T. Reynolds(2)	$73,500	$101,466	$174,966
Steven A. Webster	$69,000	$101,466	$170,466

(1)	The amounts in this column reflect the dollar amount recognized with respect to restricted stock awards for financial statement reporting purposes for 2008 in accordance with SFAS No. 123(R), which also equals the grant date fair value computed in accordance with SFAS No. 123(R). Assumptions used in the calculation of this amount are included in Note 7 to the audited financial statements included in the Form 10-K. The aggregate number of stock awards outstanding at December 31, 2008 was 27,000 shares of restricted stock, which represents 3,000 shares held by each director other than Mr. Rynd.

(2)	Fees paid to Mr. Bates and Mr. Reynolds were paid to LR Hercules Holdings, LP.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all existing equity compensation plans as of December 31, 2008.

Number of
	Securities to be	Weighted Average
	Issued upon	Exercise Price of
	Exercise of	Outstanding	Number of Securities
	Outstanding Options,	Options, Warrants	Remaining Available for
Plan Category	Warrants and Rights	and Rights	Future Issuance

Equity compensation plans approved by security holders(1)	2,746,210	$17.73	5,938,311	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,746,210	$17.73	5,938,311

(1)	Consists of the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan.

(2)	The securities available for issuance under the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan could be issued in the form of stock options, stock awards and stock units.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to ratify this appointment. Our board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions of any stockholders.

Other Matters

On August 3, 2007, the Audit Committee of our board of directors dismissed Grant Thornton LLP as our independent registered public accounting firm. Grant Thornton LLP served as our independent auditors for the years ended December 31, 2006 and 2005, respectively, and the period from inception (July 27, 2004) to December 31, 2004. Grant Thornton LLP’s reports on our consolidated financial statements for 2006 and 2005 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope, or accounting principles, except that the 2006 report included an explanatory paragraph relating to our adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment.”

During 2006 and 2005 and through August 3, 2007, there were no disagreements between us and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in connection with its reports. In addition, none of the “reportable events” described in Item 304(a)(l)(v) of Regulation S-K occurred with respect to us during 2006 and 2005 and from January 1, 2007 through August 3, 2007.

On August 3, 2007, we engaged Ernst & Young LLP to serve as our independent registered public accounting firm for 2007. The decision to appoint Ernst & Young LLP as our independent registered public accounting firm was made by the Audit Committee and was the result of a competitive review process involving several accounting firms.

During 2006 and 2005, and through August 3, 2007, neither we nor anyone on our behalf consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a “disagreement” described in Item 304(a)(1)(v) or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

The following tables set forth the fees for professional audit services rendered by Ernst & Young LLP and Grant Thornton LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, respectively, and the fees billed for other services rendered by Ernst & Young LLP and Grant Thornton LLP, respectively, during those periods.

Ernst & Young LLP

	2008	2007
	(In thousands)

Audit Fees(1)	$1,562.8	$1,165.7
Audit-Related Fees(2)	50.5	12.3
Tax Fees(3)	122.3	117.3
All Other Fees	—	—

Total	$1,735.6	$1,295.3

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, statutory audits, comfort letters, accounting consultations, subsidiary audits and related matters.

(2)	Audit-Related Fees consisted of fees for consultation related to technical accounting issues and other matters, as well as attest services related to financial reporting that are not required by statute or regulation.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals, and advice related to mergers and acquisitions.

Grant Thornton LLP

2007
(In thousands)

Audit Fees(1)	$733.2
Audit-Related Fees(2)	45.3
Tax Fees(3)	28.5
All Other Fees(4)	6.0

Total	$813.0

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory audits, accounting consultations, subsidiary audits and related matters.

(2)	Audit-Related Fees consisted of fees for audit-related services, which related to employee benefit plan audits, consultations concerning financial accounting and reporting standards, and internal control assessment and testing beyond the level required as part of the consolidated audit.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals, and advice related to mergers and acquisitions.

(4)	Other Fees related to TODCO acquisition matters.

Pre-approval Policies and Procedures

The audit committee has established a policy requiring audit committee pre-approval of all audit, review or attest engagements, internal control-related services and permissible nonaudit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for nonaudit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by our independent registered public accounting firm since November 2005 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE
To the Stockholders of
Hercules Offshore, Inc.:

The board of directors of Hercules Offshore, Inc. maintains an audit committee composed of four nonmanagement directors, Ms. Baer and Messrs. Madonna, Parker (Chair) and Reynolds. The board of directors has determined that the audit committee’s current membership satisfies the rules of the SEC and the NASDAQ Global Select Market that govern audit committees, including the requirements for audit committee member independence set out in the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

The audit committee oversees Hercules Offshore’s accounting and financial reporting processes on behalf of the entire board of directors. Management has the primary responsibility for Hercules Offshore’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select, compensate and retain Hercules Offshore’s independent registered public accounting firm (including review and approval of the terms of engagement and fees), to review with management and that firm Hercules Offshore’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve this report, and to assist the board of directors with oversight of the following:

•	the integrity of Hercules Offshore’s financial statements;

•	the qualifications, performance and independence of Hercules Offshore’s independent auditors; and

•	the effectiveness of the company’s system of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of Hercules Offshore.

The audit committee reviewed and discussed with Hercules Offshore’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with such firm its independence.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Hercules Offshore’s internal controls and the overall quality of Hercules Offshore’s financial reporting. The audit committee met eight times in 2008.

In reliance on the reviews and discussions referred to above, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in Hercules Offshore’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by Ernst & Young LLP was compatible with maintaining Ernst & Young LLP’s independence.

AUDIT COMMITTEE

F. Gardner Parker, Chairman
Suzanne V. Baer
Thomas J. Madonna
John T. Reynolds
March 12, 2009

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS

Certain Relationships and Related Party Transactions

We require that all transactions with related persons (as contemplated by Item 404 of Regulation S-K) be approved by the audit committee of the board of directors, in compliance with the charter of that committee and with our Policy Regarding Covered Transactions with Related Persons. In approving a transaction with related parties, the audit committee will consider, among others, the following factors: (1) whether terms or conditions of the transaction are generally available to third parties; (2) the related person’s relationship to us; (3) whether the transaction is in the ordinary course of business; and (4) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director has a relationship. For purposes of Item 404 of Regulation S-K, the committee determined that no related persons had a material interest in any of the transactions that it reviewed in the past year. However, pursuant to our Policy Regarding Covered Transactions with Related Persons, the committee determined to monitor and have management provide reports on transactions with Lime Rock’s portfolio companies, even though the committee determined that our directors who are principals of Lime Rock do not have a material interest in such transactions under Item 404 of Regulation S-K.

Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines prohibit actual or apparent conflicts of interest between the interest of any of our directors or officers, on the one hand, and our company or our stockholders, on the other hand. The guidelines require that any actual or apparent conflict of interest be reported to the chairman of the audit committee for evaluation. The audit committee, with the assistance of our general counsel, is responsible for evaluating conflicts of interest.

We entered into a registration rights agreement with the members of our company at the time of our conversion to a Delaware corporation. Under the agreement, holders of at least 25% of the registrable securities subject to the agreement may require us to file a registration statement under the Securities Act of 1933 to register the sale of shares of our common stock, subject to certain limitations, including that the reasonably anticipated gross proceeds must be at least $15.0 million. These stockholders may request a total of three of these “demand” registrations and only one in any six-month period. These holders also have the right to cause us to register their registrable securities on Form S-3 if the reasonably anticipated gross proceeds would be at least $10.0 million. In addition, if we propose to register securities under the Securities Act, then the holders who are party to the agreement will have “piggy-back” registration rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included. We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement. These registration rights will terminate at the earlier of (a) seven years from the closing date of our initial public offering or (b) with respect to any holder, the date that all registrable securities held by that holder may be sold in a three-month period without registration under Rule 144 of the Securities Act and those registrable securities then represent less than one percent of all outstanding shares of our capital stock.

Stockholder Proposals for the 2010 Annual Meeting

Rule l4a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2010 annual meeting of stockholders should be received by our corporate secretary no later than November 14, 2009.

If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we first publicly announce the date of such meeting. Under our bylaws, notice with respect to the 2010 annual meeting of stockholders must be received by our corporate secretary no earlier than December 24, 2009 and no later than January 23, 2010. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

All notices should be directed to Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, Attention: Stockholder Notices. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Householding

The SEC permits a single set of notices, annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports or proxy statements wishes to receive a single notice, annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to our corporate secretary at our principal executive offices, 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, telephone number (713) 350-5100. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the notice, 2008 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation. We have retained Laurel Hill Advisory Group LLC to aid in the solicitation of proxies for a fee of $6,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram, and via the Internet by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Additional Information About Hercules Offshore

You can learn more about Hercules Offshore and our operations by visiting our website at www.herculesoffshore.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the board;

•	our code of business conduct and ethics;

•	our policy regarding the granting of equity-based compensation awards

•	our certificate of incorporation and bylaws;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our management and board of directors.

For additional information about our company, please refer to our 2008 annual report, which is available with our proxy statement at the following address on the Internet: http://www.proxydocs.com/hero.

HERCULES OFFSHORE, INC.
                    John T. Rynd
Chief Executive Officer and President

Houston, Texas
March 12, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
HERCULES OFFSHORE, INC. April 23, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, 2008 annual report, proxy statement and proxy card are available at http://www.proxydocs.com/hero Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 042309 1. To elect three directors to the class of directors whose term will expire at 2. To ratify the appointment of Ernst & Young LLP as our independent the 2012 Annual Meeting of Stockholders. registered public accounting firm for the year ending December NOMINEES: 31, 2009 FOR ALL NOMINEES            O Thomas N. Amonett O John T. Rynd This proxy is revocable. The undersigned hereby revokes any prior proxy or proxies
O Steven A. Webster to vote or act with respect to such shares heretofore given by the undersigned.
WITHHOLD AUTHORITY FOR ALL NOMINEES This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specific above and, in the absence of FOR ALL EXCEPT
(See instructions below) such specifications, will be voted “FOR” all director nominees and “FOR” Proposal 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF HERCULES OFFSHORE, INC. April 23, 2009 INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. COMPANY NUMBER ACCOUNT NUMBER IN PERSON -You may vote your shares in person by attending 20330000000000000000 9 042309 1. To elect three directors to the class of directors whose term will expire at the 2012 Annual Meeting of Stockholders. O Thomas N. Amonett O John T. Rynd O Steven A. Webster FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 This proxy is revocable. The undersigned hereby revokes any prior proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.
This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specific above and, in the absence of such specifications, will be voted “FOR” all director nominees and “FOR” Proposal 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 HERCULES OFFSHORE, INC. 9 Greenway Plaza, Suite 2200 Houston, Texas 77046 NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS To be held on April 23, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints James W. Noe, Lisa W. Rodriguez and Stephen M. Butz, and each of them, proxies of the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Hercules Offshore, Inc. held of record by the undersigned on February 27, 2009, at the Annual Meeting of Stockholders to be held on April 23, 2009 at 9:00 a.m., Houston time, at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475